Exhibit 32

FORM OF OFFICER’S CERTIFICATE

PURSUANT TO SECTION 302

The Undersigned Chief Financial Officer of Azco Mining Inc., hereby certifies that:

1.

he has reviewed the report;

2.

based on his knowledge, the report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the report;

3.

based on his knowledge, the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition, results of operations and cash flows of the issuer as of, and for, the periods presented in the report.

/s/ W. Pierce Carson
W. Pierce Carson
Chief Executive Officer, Chief Financial
Officer and Director
July 23, 2004
/s/ Lawrence G. Olson
Lawrence G. Olson
Chairman of the Board
July 23, 2004